Exhibit 10.4(d)

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

THIS SENIOR SECURED CONVERTIBLE PROMISSORY NOTE IS SUBJECT TO, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH, A CERTAIN CONVERTIBLE NOTE PURCHASE AGREEMENT BETWEEN THE ISSUER AND THE PURCHASERS NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.

No. 2	Date of Issuance
$21,250,000	October 21, 2013

FOR VALUE RECEIVED, KiOR Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of VNK Management, LLC (the “Holder” or “Purchaser”), the principal sum of Twenty One Million Two Hundred Fifty Thousand Dollars ($21,250,000) (the “Principal Amount”). This Note is one of a series of Notes issued pursuant to that certain Senior Secured Convertible Promissory Note Purchase Agreement dated October 18, 2013 among the Company, the Holder and certain other purchasers (as amended from time to time, the “Purchase Agreement”) and is entitled to the benefits of and is subject to the terms contained in that Purchase Agreement, including without limitation the security of the Purchase Agreement and the other Transaction Documents (as defined in the Purchase Agreement). Capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement.

1.             Definitions.

(a)     “Additional Shares of Common Stock” means: all shares of Class A Common Stock issued by the Company after the date hereof, other than (i) the following shares of Class A Common Stock and (ii) shares of Class A Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (i) and (ii), collectively, “Exempted Securities”): (A) shares of Class A Common Stock issued or issuable upon conversion of the outstanding shares, as of the date of the First Closing, of Class B Common Stock (B) Shares of Class A Common Stock, Options or Convertible Securities issued as a dividend or distribution on Class A Common Stock; (C) shares of Class A Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 1(c)(ii) hereof); (D) shares of Class A Common Stock or Options issued to employees or directors of, or contractors, consultants or advisors to, the Corporation or any of its subsidiaries pursuant to any plan, agreement or arrangement approved by the Board of Directors of the Company; (E) shares of Class A Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Class A Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; (F) shares of Class A Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Company; (G) shares of Class A Common Stock approved by the Holder, (H) warrants to purchase Class A Common Stock and shares of Class A Common Stock issued in connection with or otherwise related to the Existing Loan; (I) securities issued by the Company in the Financing Event or the Purchase Agreement; and (J) securities issued pursuant to that certain Class A Common Stock Purchase Agreement dated on or about the date hereof by and between the Company and the purchasers set forth therein.

(b)                   “Applicable Interest Rate” means: zero percent (0%) per annum.

(c)                   “Conversion Price” means $2.897, which amount represents 125% of the twenty (20) day VWAP of the Class A Common Stock ending on the trading day preceding the date hereof, as adjusted for any stock splits, dividends, recapitalizations or the like after the date hereof, and as set forth below:

(i)     Antidilution Protection.

a)     Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the date hereof and before the first to occur of (i) the one year anniversary of the date hereof and (ii) the conversion of this Note pursuant to the terms hereof, issue Additional Shares of Common Stock, (including Additional Shares of Common Stock deemed to be issued pursuant to the terms hereof), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) equal to the product of (x) the Conversion Price then in effect and (y) the quotient of (A) the price per share of the Additional Shares of Common Stock so issued and (B) the Conversion Price then in effect.

b)     Deemed Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the date hereof and before the first to occur of the Second Closing or the Maturity Date, issue, grant or sell Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), regardless of whether such Options or Convertible Securities are immediately exercisable or convertible, and the price per share for which Class A Common Stock is issuable upon the exercise or conversion of such Options or Convertible Securities (determined by dividing (i) the sum (which sum shall constitute the applicable consideration) of (x) the total amount, if any, received or receivable by the Company as consideration for the grant, issue or sale of such Options or Convertible Securities, plus (y) the aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of such Options or Convertible Securities, by (ii) the total maximum number of shares of Class A Common Stock issuable upon the exercise, conversion or exchange of all such Options or Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of the grant, issue or sale of such Options or Convertible Securities, then the total number of shares of Class A Common Stock issuable upon the exercise, conversion or exchange of all such Options or Convertible Securities shall be deemed to be Additional Shares of Common Stock issued for such price per share as of the date of grant, issue or sale of such Options or Convertible Securities and thereafter shall be deemed to be outstanding for purposes of adjusting the Conversion Price. Except as otherwise provided in Section 1(c)(vii), no adjustment of the Conversion Price shall be made upon the actual issue of such Class A Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Class A Common Stock upon conversion or exchange of such Convertible Securities. In the event any such Option shall terminate without exercise, the Conversion Price shall be subject to adjustment as provided in Section 1(c)(vii).

(ii)     Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding Class A Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of the Note shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the Company shall at any time or from time to time after the date hereof combine the outstanding shares of Class A Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of the Note shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective;

(iii)     Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock in additional shares of Class A Common Stock, Convertible Securities or Options, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction: (1) the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock issuable (or issuable upon conversion or exercise thereof in the case of dividends or other distribution of Convertible Securities or Options) in payment of such dividend or distribution. Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

(iv)     Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Class A Common Stock is converted into or exchanged for securities, cash or other property then, following any such reorganization, recapitalization, reclassification, consolidation or merger, the Note shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Company issuable upon conversion of the Note immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions in this Section 1(b)(iv) with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Section 1(b) (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Note.

(v)     Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable in cash, securities of the Company (other than a distribution of shares of Class A Common Stock in respect of outstanding shares of Class A Common Stock) or in other property and the provisions above do not apply to such dividend or distribution, then and in each such event the holder of a Note shall receive, upon conversion of the Note, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities or other property as they would have received if the Note had been converted into Class A Common Stock on the date of such event.

(vi)      [Reserved]

(vii)     Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price, additional consideration payable or conversion rate provided for in any Option or Convertible Security referred to in Section 1(c)(i)(b) hereof, shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the termination without exercise of any Option for which any adjustment was made pursuant to Section 1(c) or any right to convert or exchange Convertible Securities for which any adjustment was made pursuant to Section 1(c) (including without limitation upon the redemption or purchase for consideration of such Convertible Securities by the Company), the Conversion Price then in effect hereunder shall forthwith be changed to the Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

c)     Other Events. In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 1(c)(i)(b) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors of the Company shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section will increase the Conversion Price as otherwise determined pursuant to this Section 1(c); provided further that if the Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Board of Directors of the Company and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

(d)                   “Conversion Shares” means shares of the Class A Common Stock of the Company.

(e)                   “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Class A Common Stock, but excluding Options.

(f)                    “Maturity Date” means February 1, 2020.

(g)                   “Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Class A Common Stock or Convertible Securities.

(h)                   “PIK Interest” means interest paid in kind by adding such interest then due to the unpaid Principal Amount.

2.     Interest. The Principal Amount (which, for clarification, will include any PIK Interest) shall bear interest from the Closing Date at the Applicable Interest Rate based on a year consisting of 365 days, with interest computed daily based on the actual number of days elapsed.

2.1     Interest; Payments; PIK Interest. Company shall pay interest on the Principal Amount on the first day of each fiscal quarter, beginning on January 1, 2014, provided that interest may, at Company’ election, be paid as PIK Interest calculated at the Applicable Rate. The Principal Amount (which, for clarification, will include any previously paid PIK Interest) and all accrued but unpaid interest hereunder (including any PIK Interest), shall be due and payable on the Maturity Date. Company shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Payments to the Holder hereunder shall be made to the Holder at the account from time to time designated by the Holder by written notice to the Company.

2.2     Maximum Interest. Notwithstanding any provision in this Note, or any other Transaction Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Company has actually paid to Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Company shall be applied as follows: first, to the payment of principal outstanding on all Notes; second, after all principal is repaid, to the payment of the Holder’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to the Company.

3.             Maturity. Unless earlier converted into Conversion Shares in accordance with Section 4, the Principal Amount (which, for clarification, will include any previously paid PIK Interest) and all accrued but unpaid interest hereunder (including any PIK Interest) shall be due and payable by the Company on the Maturity Date.

4.             Conversion of Notes.

4.1                  Mandatory Conversion. (i) If on or before the one year anniversary of the First Closing, the Company consummates the Financing Event, then upon the first to occur after the consummation of the Financing Event of (A) the average closing price of the Class A Common Stock exceeds 150% of the Conversion Price in any thirty (30) day period (the “Pricing Event”) or (B) the one year anniversary of the First Closing occurs, then in such event and simultaneously with such event, as applicable, the Principal Amount (which, for clarification, will include any previously paid PIK Interest) and all accrued but unpaid interest hereunder (including any PIK Interest) shall be automatically, without any additional action of the Holder, be converted into Conversion Shares and (ii) if the Company consummates the Financing Event after the one year anniversary of the First Closing, then in such event and simultaneously with such event the Principal Amount (which, for clarification, will include any previously paid PIK Interest) and all accrued but unpaid interest hereunder (including any PIK Interest) shall be automatically, without any additional action of the Holder, be converted into Conversion Shares. The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the Principal Amount (which, for clarification, will include any previously paid PIK Interest) and all accrued but unpaid interest hereunder (including any PIK Interest) on the date of conversion, by the Conversion Price. At least five (5) days prior to the closing of the Second Closing, the Company shall deliver notice to the Holder at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice (or, if no such address appears or is given, at the place where the principal executive office or residence of the Holder is located), notifying the Holder of the conversion to be effected.

4.2                  Optional Conversion. Subject to the terms hereof, at any time prior to the consummation by the Company of a Change in Control or the Maturity Date, at the option of the Holder delivered in writing to the Company at least three (3) days prior to the Change in Control or Maturity Date, as applicable, the Principal Amount (which, for clarification, will include any previously paid PIK Interest) and all accrued but unpaid interest hereunder (including any PIK Interest) may be converted into Conversion Shares immediately prior to (but subject to) the consummation of, such Change of Control or Maturity Date, as applicable. The number of Conversion Shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the Principal Amount (which, for clarification, will include any previously paid PIK Interest) and all accrued but unpaid interest hereunder (including any PIK Interest) by the Conversion Price. At least ten (10) days prior to the closing of a Change in Control, the Company shall deliver notice to the Holder at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice (or, if no such address appears or is given, at the place where the principal executive office or residence of the Holder is located), notifying the Holder of such proposed Change in Control, the anticipated consummation date of same, and the material terms thereof.

4.3                  Limitations on Conversion. Notwithstanding anything in this Note to the contrary, the Holder acknowledges and agrees that the Company shall not have any obligation to issue, and shall not issue, Conversion Shares unless and until the Company has obtained the approval of its stockholders of the issuance of this Note and the issuance of the Conversion Shares to the Holder of this Note. The Company agrees to use commercially reasonable efforts to obtain such approval of its stockholders. To the extent that the Holder is also a stockholder of the Company, the Holder agrees to vote all shares held by it or over which it has voting control in favor of the issuance of this Note and the issuance of the Conversion Shares.

4.4                  No Fractional Shares. Upon the conversion of a Note into Conversion Shares, any fraction of a share will be rounded down to the next whole share of the Conversion Shares and no fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder an amount equal to the product obtained by multiplying the applicable Conversion Price by the fraction of a share not issued pursuant to the previous sentence.

4.5                  Mechanics of Conversion. The Company shall not be required to issue or deliver the Conversion Shares until the Holder has surrendered the original Note to the Company or delivered an affidavit of loss related thereto together with an agreement to indemnify the Company for any losses associated with the loss of such Note. Upon the conversion of this Note, the Holder shall have no further rights under the Note, whether or not the Note is surrendered, and on and after such date, the persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Conversion Shares. Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation; provided that the foregoing shall not limit any rights of the Holder under the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the Holder, upon surrender of the original Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion, including a check payable to the Holder for any cash amounts payable as described in Section 4.4.

4.6                  Cooperation. For the avoidance of doubt, the Company shall be obligated to comply with Section 6.16 of the Purchase Agreement in connection with any potential conversion of this Note to Conversion Shares, including making any timely filings required under the HSR Act, prior to any such conversion.

5.             Repayment on Change in Control. In the event that prior to the Maturity Date, the Company consummates a Change in Control, the Holder may, at the option of the Holder delivered in writing to the Company at least three (3) days prior to the Change in Control, require the Company to repay all or a portion of the Notes at a purchase price equal to the sum of (a) One Hundred and One percent (101%) of the Principal Amount (which, for clarification, will include any previously paid PIK Interest) and all accrued but unpaid interest hereunder (including any PIK Interest) (the “Adjusted Principal Amount”) and (b) the aggregate amount of Interest that would have been payable with respect to the Note had such Note not been repaid on such date, calculated from the date of such repayment as if the Principal Amount was the Adjusted Principal Amount, over the shorter of (i) a period of one year from the date of the consummation of the Change in Control and (ii) a period beginning on the date of the consummation of the Change in Control and ending on the Maturity Date.

6.             Payment; Prepayment.

6.1                  Payments. All payments shall be made in lawful money of the United States of America at the principal office of the Holder, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to costs of collection if any, second to accrued interest due and payable and any remainder applied to principal. Except as set forth in Section 5 hereof, prepayment of principal, together with accrued interest, may not be made prior to the Maturity Date without the consent of the Required Purchasers. Prepayment of this Note shall not occur without the Holder’s consent; if prepayment is consented to by the Holder, (a) it will be without any prepayment penalties and (b) interest will no longer continue to accrue on any prepaid principal amounts after such prepayments.

6.2                  Prepayment. The Holder acknowledges and agrees that the payment and/or prepayment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and/or prepayment and in all other respects to the other Notes issued pursuant to the Purchase Agreement or pursuant to the terms of such Notes. In the event the Holder receives payments and/or prepayments in excess of its pro rata share of the Company’s payments and/or prepayments to the holders of all of the Notes, then the Holder shall hold in trust all such excess payments and/or prepayments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other Holders upon demand by such Holders.

7.             Remedies. The acceleration of the obligations under this Note and the exercise of remedies under this Note shall be governed by the provisions of Article 9 of the Purchase Agreement. The Company waives presentment, demand, protest or (except as expressly provided in the Purchase Agreement or the other Transaction Documents) notice of any kind, all of which are hereby expressly waived. The Company will give prompt written notice to the Holder of the occurrence of any and all Events of Default.

8.             Governing Law. This shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

9.             Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

10.           Amendments and Waivers. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be conducted pursuant to the terms of the Purchase Agreement.

11.           Severability. If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.          Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any counterpart delivered electronically by .pdf transmission or by facsimile shall be binding to the same extent as an original counterpart with regard to any agreement subject to the terms hereof or any amendment thereto.

[Signature Page Follows]

This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: October 21, 2013	KIOR INC.

	By:	/s/ Fred Cannon
Fred H. Cannon
President and Chief Executive Officer

SIGNATURE PAGE TO SECURED CONVERTIBLE PROMISSORY NOTE

This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: October 21, 2013	PURCHASER:

VNK Management, LLC

	By:	/s/ Neal Bhadkamkar
	Name:	Neal Bhadkamkar
	Title:	Manager

SIGNATURE PAGE TO SECURED CONVERTIBLE PROMISSORY NOTE